                                   CERTIFICATE OF COMPLIANCE

The undersigned hereby certifies that she is the duly elected and acting Assistant Treasurer of Southern California Edison Company, as servicer (the "Servicer") under the Transition
Property Servicing Agreement dated as of December 11, 1997 (the "Servicing Agreement")
between the Servicer and SCE Funding LLC (the "Note Issuer") and further that:

        1. A review of the activities of the Servicer and of its performance under the
           Servicing Agreement during the twelve months ended June 30, 2005 has been made under the supervision of the undersigned pursuant to Section 3.03 of the
           Servicing Agreement; and

        2. To the best of the undersigned's knowledge, based on such review, the Servicer has fulfilled all of its material obligations in all material respects under the
           Servicing Agreement throughout the twelve months ended June 30, 2005, except for those material defaults in the fulfillment of material obligations listed on
           Annex A hereto.

        Executed this 30th day of September, 2005.

                                    SOUTHERN CALIFORNIA EDISON COMPANY

                                    By:   /s/ Mary C. Simpson
                                    ----------------------------------
                                          Mary C. Simpson
                                          Assistant Treasurer

Page

                                           ANNEX A
                                              TO
                                  CERTIFICATE OF COMPLIANCE

                                  LIST OF SERVICER DEFAULTS

The following material defaults known to the undersigned occurred during the twelve months ended June 30, 2005.

Nature of Default                                                Status
-----------------                                                ------

None